Exhibit 99.2

Universal City Florida Holding Co. I and II Announce Tender Offer and Consent Solicitation for 8 3/8% Senior Notes due 2010 and Floating Rate Senior Notes due 2010

ORLANDO, FLORIDA (October 23, 2009) – Universal City Florida Holding Co. I and Universal City Florida Holding Co. II (collectively “Holdings”) announced today that UCFH I Finance, Inc. and UCFH II Finance, Inc. and they (together, the "Issuers") have launched a cash tender offer and consent solicitation with respect to their outstanding $150 million in aggregate principal amount of 8 3/8% Senior Notes due 2010 (the "8 3/8% Notes") and their outstanding $300 million in aggregate principal amount of Floating Rate Senior Notes due 2010 (the "Floating Notes" and, together with the 8 3/8% Notes, "the Notes").

Terms of the Tender Offer and Consent Solicitation

The tender offer and consent solicitation are being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated October 23, 2009 and the related Consent and Letter of Transmittal (together, the “Tender Offer Documents”). The total consideration (the "Total Consideration") for the Notes tendered and accepted for purchase pursuant to the tender offer will be (i) in the case of 8 3/8% Notes, $1003.50 for each $1,000 principal amount of 8 3/8% Notes tendered, and (ii) in the case of Floating Notes, $1,002 for each $1,000 principal amount of Floating Notes tendered, in each case as specified in the Tender Offer Documents. The Issuers will pay accrued and unpaid interest up to, but not including, the applicable payment date. Each holder who validly tenders its Notes and delivers consents to the Proposed Amendments (as defined below) prior to 5:00 p.m., New York City time, on October 5, 2009 (the “Consent Date”) shall be entitled to a consent payment, which is included in the Total Consideration, of $2.00 for each $1,000 principal amount of Floating Notes tendered by such holder and of $3.50 for each $1,000 principal amount of 8 3/8% Notes tendered by such holder, if such Notes are accepted for purchase pursuant to the tender offer.

The tender offer will expire at 5:00 p.m., New York City time, on November 20, 2009, unless extended or earlier terminated. Payments of the tender consideration for the Notes validly tendered and not withdrawn on or prior to the expiration date and accepted for purchase will be made pursuant to the Tender Offer Documents.

In connection with the tender offer, the Issuers are soliciting the consents of the holders of the Notes to proposed amendments to the indenture governing the Notes (the “Proposed Amendments”). The primary purpose of the consent solicitation and Proposed Amendments is to eliminate substantially all of the material restrictive covenants and certain events of default and related provisions in the indenture governing the Notes. In order for the Proposed Amendments to be effective, holders of a majority in aggregate principal amount of the Notes must consent to the Proposed Amendments. Holders of the Notes may not tender their Notes without delivering the related consents.

The consummation of the tender offer is conditioned upon, among other things, (i) the Issuers having available from dividends and receipt of payment of deferred special fees in an amount sufficient to pay the aggregate Total Consideration; (ii) the tender of Notes representing a majority of the principal amount of Notes outstanding on or prior to the Consent Date; (iii) the execution of a supplemental indenture implementing the Proposed Amendments; and (iv) the tender of 11 ¾% senior notes (the "Opco Notes") issued by Universal City Development Partners, Ltd. and UCDP Finance, Inc. representing a majority of the principal amount of such Opco Notes outstanding on the Consent Date. If any of the conditions are not satisfied, the Issuers may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer. Full details of the terms and conditions of the tender offer are included in the Tender Offer Documents.

J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co., Incorporated will act as Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to J.P. Morgan Securities Inc. at (212) 270-1477 (collect).

D.F. King & Co., Inc. will act as the Information Agent for the tender offer and consent solicitation. Requests for documents related to the tender offer and consent solicitation may be directed to (212) 269-5550 (for brokers and banks) or (800) 549-6697 (for all others).

Neither the Holdings Representatives or the Park Advisory Board of Universal City Development Partners, Ltd., a wholly-owned subsidiary of Holdings, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

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